Exhibit 99.1

For Release on November 10, 2014

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2014

FINANCIAL RESULTS

New York, NY – November 10, 2014 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs,” “Philadelphia Sports Clubs” and “BFX Studio” announced its results for the third quarter ended September 30, 2014.

Third Quarter Overview:

•	Total member count decreased 9,000 to 479,000 in Q3 2014 versus a decrease of 5,000 members in Q3 2013.

•	Membership attrition averaged 4.0% per month in Q3 2014 compared to 3.7% in Q3 2013.

•	Revenue decreased 3.9% in Q3 2014 compared to Q3 2013.

•	Comparable club revenue decreased 4.5% in Q3 2014 compared to a decrease of 1.7% in Q3 2013.

•	Ancillary club revenue increased 4.1% in Q3 2014 compared to Q3 2013.

•	Personal training revenue increased 7.9% in Q3 2014 compared to Q3 2013 and represented 15.7% of total revenue in Q3 2014 as compared to 14.0% in Q3 2013.

•	On September 12, 2014, we completed the previously announced sale of the property located at 151 East 86th Street, New York.

•	Net loss was $867,000 in Q3 2014 compared to net income of $2.6 million in Q3 2013. Loss per share was $0.04 in Q3 2014 compared to diluted earnings per share of $0.10 in Q3 2013. Q3 2014 and Q3 2013 results included the following items:

•	Q3 2014 results were favorably impacted by a $0.03 per share net gain comprised of a $1.6 million ($928,000 net of taxes) occupancy gain related to club closures, rental income from former tenant of $104,000 ($60,000 net of taxes) and $42,000 ($24,000 net of taxes) rent related to a building financing arrangement, partially offset by $214,000 ($123,000 net of taxes) related to legal damages resulting from a judgment in an ongoing litigation and $97,000 ($56,000 net of taxes) related to legal and other expenses associated with club closures.

•	Q3 2013 results were favorably impacted by a $0.01 per diluted share net gain comprised of a $694,000 ($423,000 net of taxes) insurance recovery related to our property damage claims primarily in connection with Hurricane Sandy partially offset by a fixed asset impairment charge of $439,000 ($268,000 net of taxes) related to one underperforming club.

•	Adjusted EBITDA was $13.2 million in Q3 2014, a decrease of $8.5 million, or 39.1%, when compared to Adjusted EBITDA of $21.7 million in Q3 2013 (Refer to the reconciliation below).

Robert Giardina, Chief Executive Officer of TSI, commented: “While our third quarter revenue results continued to be impacted by weak membership trends, we were able to meet our Adjusted EBITDA expectations. We are working hard to implement our strategic initiatives and have shifted much of our focus to converting a group of clubs to our new high value – low price model that we expect will better position them in our rapidly changing industry. We converted 17 clubs during the third quarter and early results are tracking to our expectations. We now plan to convert an additional 40 to 45 clubs, for a total of approximately 60 clubs, to this model by year-end and over time, we may convert additional clubs and incorporate facets of this model into many of our other clubs. We are on track to close the eight or nine clubs we identified earlier this year and we are receiving terrific feedback from the fitness community regarding our first BFX opening in New York. While the implementation of our strategic initiatives will negatively impact our results in the near-term, we believe they will enable us to get in front of the emerging trends in the industry and positively impact our financial results and shareholder value once fully implemented.”

Third Quarter Ended September 30, 2014 Financial Results:

Revenue (in thousands):

	Quarter Ended September 30,
	2014		2013
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$84,377	75.0%	$89,251	76.3%	(5.5)%
Joining fees	2,886	2.6	3,636	3.1	(20.6)

Membership revenue	87,263	77.6	92,887	79.4	(6.1)

Personal training revenue	17,703	15.7	16,402	14.0	7.9
Other ancillary club revenue	5,990	5.3	6,350	5.4	(5.7)

Ancillary club revenue	23,693	21.0	22,752	19.4	4.1
Fees and other revenue	1,565	1.4	1,403	1.2	11.5

Total revenue	$112,521	100.0%	$117,042	100.0%	(3.9)%

Total revenue for Q3 2014 decreased $4.5 million, or 3.9%, compared to the same quarter last year. Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 4.5% in Q3 2014, reflecting a 4.6% decrease in membership, the effect of which was partially offset by a 0.1% increase in the combined effect of ancillary club revenue, joining fees and other revenue.

Operating expenses:

	Quarter Ended September 30,
	2014	2013	Expense %
	Expense % of Revenue		Variance
Payroll and related	39.1%	37.1%	1.3%
Club operating	41.5	38.7	3.0
General and administrative	6.9	6.2	7.8
Depreciation and amortization	10.3	10.7	(7.3)
Insurance recovery related to damaged property	—	(0.6)	100.0
Impairment of fixed assets	—	0.4	(100.0)

Operating expenses	97.8%	92.5%	1.7%

Total operating expenses increased $1.8 million, or 1.7%, in Q3 2014 compared to the same quarter last year. Operating margin was 2.2% for Q3 2014 compared to 7.5% in Q3 2013. The total months of club operation decreased 0.2% for Q3 2014 compared to Q3 2013.

Payroll and related. Payroll and related expenses increased $561,000, or 1.3%, to $44.0 million in Q3 2014 compared to Q3 2013, primarily reflecting increases in employment levels relating to the club opened in 2014, as well as our new BFX Studio.

Club operating. Club operating expenses increased $1.4 million, or 3.0%, to $46.7 million in Q3 2014 compared to Q3 2013, primarily reflecting increased advertising spend of $539,000 related to the conversion of some of our locations to our new high value - low price model, as well as increased repair and maintenance expense of $527,000. Rent and occupancy expenses remained relatively flat in Q3 2014 compared to the prior-year period. In Q3 2014, we closed five underperforming clubs before their lease expiration dates, which resulted in a net occupancy gain of $1.6 million. Offsetting this gain were increases in occupancy costs related to leases commenced for new and future clubs and BFX Studio units, as well as increases at our mature clubs.

General and administrative. General and administrative expenses increased $568,000, or 7.8%, in Q3 2014 compared to Q3 2013 primarily reflecting approximately $550,000 in legal fees and damages related to the Ajilon litigation, and $126,000 in costs associated with closing clubs, which mainly included legal costs.

Depreciation and amortization. In Q3 2014 compared to Q3 2013, depreciation and amortization expense decreased by $911,000, or 7.3%, due to a decline in our depreciable fixed asset base.

Impairment of fixed assets. There were no impairment losses in Q3 2014. In Q3 2013, we recorded an impairment loss of $439,000 on fixed assets at one underperforming club.

Net loss for Q3 2014 was $867,000 compared to net income of $2.6 million for Q3 2013.

Cash flow from operating activities for the nine months ended September 30, 2014 totaled $1.9 million, a decrease of $48.4 million compared to the same period last year. In the nine months ended September 30, 2014, there was a decrease in cash received related to membership dues and joining fees of $12.8 million, and for-pay programs of $1.2 million, all related to lower membership volume in the nine months ended September 30, 2014 compared with the prior-year period. The cash decrease also reflected an increase in cash paid for income taxes of $23.3 million (after utilization of net operating losses and carryforwards) primarily related to the legal sale of the East 86th Street property, which is treated as a financing arrangement for accounting purposes, but recognized as of the date of sale for Federal and State income taxes. In addition, there were increased payments for rent of $5.2 million and utilities of $2.8 million. These cash decreases were partially offset by the decline in cash paid for interest of $2.0 million in the nine months ended September 30, 2014.

Cash flow from financing activities for the nine months ended September 30, 2014 totaled $71.9 million, an increase of $71.6 million compared to the same period last year. In the nine months ended September 30, 2014, financing activities consisted of $83.4 million in cash proceeds from the sale of the East 86th Street property, partially offset by $3.2 million of real property transfer taxes, broker fees and other costs associated with the property sale. In the nine months ended September 30, 2014, we also made principal payments totaling $2.4 million on the 2013 Term Loan Facility and paid cash dividends to common stockholders of $7.7 million.

Property Sale: The sale of our East 86th Street property has been recorded as a building financing arrangement in our condensed consolidated financial statements, and accordingly, no gain has been recognized at this time in connection with the sale. Except for payments under the leases for the existing club and a possible new club, we do not expect to make any cash payments to the purchaser/landlord with respect to the building financing arrangement. For additional detail concerning the accounting treatment of the transaction, see Note 5 to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Fourth Quarter 2014 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the fourth quarter of 2014 includes the following:

•	Revenue for Q4 2014 is expected to be between $108.0 million and $109.0 million versus $113.9 million for Q4 2013. As percentages of revenue, we expect Q4 2014 payroll and related expenses to be approximately 39.3% and club operating expenses to approximate 45.5%. We expect general and administrative expenses to approximate $7.5 million, depreciation and amortization to approximate $12.0 million and net interest expense to approximate $5.4 million. Included in interest expense is approximately $675,000 related to the building financing arrangement, of which $485,000 is non-cash.

•	We expect net loss for Q4 2014 to be between $4.0 million and $4.5 million, and loss per share to be in the range of $0.16 per share to $0.18 per share, assuming a 46% effective tax rate and approximately 24.7 million weighted average fully diluted shares outstanding.

•	We estimate that Adjusted EBITDA will approximate $8.8 million in Q4 2014.

The Q4 2014 guidance includes approximately $2.0 million of incremental advertising and marketing costs and approximately $1.0 million of lost revenue related to the conversion of some of our locations to our new high value - low price model. Memberships at these clubs are offered at a reduced price and advertising and marketing spend is increased in this model. As of September 30, 2014, 17 clubs had been converted to our new high value - low price model, and we expect an additional 40 to 45 clubs to be converted by the end of 2014. These converted clubs will show earnings pressure in the near-term related to the lower dues and the increase in marketing spend. However we believe this will improve results at the respective locations and increase market share for our brands in the long-run from the increased membership sales volume. We will continue to make modifications and adjustments as we feel necessary in connection with the implementation of this model.

We reviewed our club portfolio earlier this year and made the decision to close between eight and nine of our lower performing clubs in the second half of 2014, with possible additional clubs to be closed during 2015, in an effort to consolidate a portion of these members into other existing clubs. As of September 30, 2014, five clubs had been closed, and an additional three to four clubs are expected to be closed in the fourth quarter of 2014. The Q4 2014 guidance above does not include estimated charges of $300,000 to $400,000 of club operating expenses, which are expected to be incurred during the fourth quarter related to the closure of these clubs.

Investing Activities Outlook:

For the year ending December 31, 2014, we currently plan to invest $42.0 million to $46.0 million in capital expenditures compared to $33.8 million of capital expenditures in 2013, which included acquisition purchase prices. The 2014 amount includes approximately $17.0 million to $18.0 million related to 2014 and 2015 club openings, including those under our new BFX Studio concept. Total capital expenditures also includes approximately $19.0 million to $21.0 million to continue enhancing or upgrading existing clubs and approximately $3.0 million to $4.0 million principally related to major renovations at clubs with recent lease renewals. We also expect to invest approximately $3.0 million to continue to enhance our management information and communication systems. We expect these capital expenditures to be funded by available cash on hand and the after-tax proceeds from the legal sale of the East 86th Street property. To the extent the proceeds of the sale of the East 86th Street property are not reinvested, we may be required to use such amounts to pay down our outstanding debt, as provided under the terms of our 2013 Senior Credit Facility. Based on our unit growth projection and increased capital expenditures related to the building of new clubs and new BFX Studio locations, together with our operating forecast, we do not expect there will be an excess cash flow payment required at that time.

For the year ending December 31, 2015, we currently plan to invest $30.0 million to $34.0 million in capital expenditures. This amount includes approximately $5.5 million to $6.5 million related to planned 2015 club openings, including those under our new BFX Studio concept. Total capital expenditures also includes approximately $19.0 million to $21.0 million to continue enhancing or upgrading existing clubs and approximately $3.0 million to $4.0 million principally related to major renovations at certain clubs. We also expect to invest approximately $2.5 million to continue to enhance our management information and communication systems. We expect these capital expenditures to be funded by cash flow from operations and available cash on hand.

Forward-Looking Statements:

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements under the captions “Fourth Quarter 2014 Financial Outlook” and “Investing Activities Outlook”, statements regarding future financial results and performance, potential sales revenue, potential club closures, HVLP conversions, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressure, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental matters, the application of Federal and state tax laws and regulations, any security and privacy breaches involving customer data, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 158 fitness clubs as of September 30, 2014, comprising 107 New York Sports Clubs, 28 Boston Sports Clubs, 15 Washington Sports Clubs (two of which are partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 479,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Tuesday, November 11, 2014 at 8:30AM (Eastern) to discuss the third quarter results. Robert Giardina, Chief Executive Officer, Dan Gallagher, President and Chief Operating Officer and Carolyn Spatafora, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning November 12, 2014.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8200

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2014 and December 31, 2013

(All figures in thousands)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$117,951	$73,598
Accounts receivable, net	3,732	3,704
Inventory	562	473
Deferred tax assets, net	8,182	17,010
Prepaid corporate income taxes	4,953	6
Prepaid expenses and other current assets	12,902	10,850

Total current assets	148,282	105,641
Fixed assets, net	236,169	243,992
Goodwill	32,641	32,870
Intangible assets, net	523	908
Deferred tax assets, net	43,928	11,340
Deferred membership costs	7,795	8,725
Other assets	13,260	10,316

Total assets	$482,598	$413,792

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$3,250	$3,250
Accounts payable	5,664	8,116
Accrued expenses	32,610	31,536
Accrued interest	427	737
Dividends payable	302	259
Deferred revenue	36,347	33,913

Total current liabilities	78,600	77,811
Long-term debt	310,200	311,659
Building financing arrangement	83,400	—
Dividends payable	438	407
Deferred lease liabilities	54,019	56,882
Deferred revenue	2,034	2,460
Other liabilities	7,738	8,089

Total liabilities	536,429	457,308
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(10,619)	(13,846)
Accumulated other comprehensive income	1,549	2,052
Accumulated deficit	(44,785)	(31,746)

Total stockholders’ deficit	(53,831)	(43,516)

Total liabilities and stockholders’ deficit	$482,598	$413,792

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2014 and 2013

(All figures in thousands except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Club operations	$110,956	$115,639	$339,600	$352,568
Fees and other	1,565	1,403	4,521	3,750

	112,521	117,042	344,121	356,318

Operating Expenses:
Payroll and related	43,994	43,433	133,329	131,986
Club operating	46,664	45,300	144,877	133,616
General and administrative	7,813	7,245	23,600	20,985
Depreciation and amortization	11,638	12,549	35,289	37,108
Insurance recovery related to damaged property	—	(694)	—	(3,194)
Impairment of fixed assets	—	439	4,513	567
Impairment of goodwill	—	—	137	—

	110,109	108,272	341,745	321,068

Operating income	2,412	8,770	2,376	35,250
Interest expense	4,519	5,523	13,927	16,308
Interest income	—	—	—	(1)
Equity in the earnings of investees and rental income	(580)	(594)	(1,820)	(1,843)

(Loss) income before provision for corporate income taxes	(1,527)	3,841	(9,731)	20,786
(Benefit) provision for corporate income taxes	(660)	1,250	(4,430)	7,767

Net (loss) income	$(867)	$2,591	$(5,301)	$13,019

(Loss) earnings per share:
Basic	$(0.04)	$0.11	$(0.22)	$0.54
Diluted	$(0.04)	$0.10	$(0.22)	$0.53
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	24,301,677	24,101,239	24,251,682	24,007,310
Diluted	24,301,677	24,720,511	24,251,682	24,613,236
Dividends declared per common share	$—	$—	$0.32	$—

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2014 and 2013

(All figures in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(5,301)	$13,019
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	35,289	37,108
Insurance recovery related to damaged property	—	(3,194)
Impairment of fixed assets	4,513	567
Impairment of goodwill	137	—
Amortization of debt discount	978	717
Amortization of debt issuance costs	443	818
Non-cash rental income, net of non-cash rental expense	(4,913)	(4,285)
Share-based compensation expense	1,563	1,592
(Increase) decrease in deferred tax asset	(23,567)	8,147
Net change in certain operating assets and liabilities	(10,172)	(5,333)
Decrease in membership costs	930	1,617
Landlord contributions to tenant improvements	1,302	934
Increase (decrease) in insurance reserve	760	(1,036)
Other	(60)	(410)

Total adjustments	7,203	37,242

Net cash provided by operating activities	1,902	50,261

Cash flows from investing activities:
Capital expenditures	(29,196)	(20,658)
Acquisition of businesses	—	(2,939)
Insurance recovery related to damaged property	—	3,194

Net cash used in investing activities	(29,196)	(20,403)

Cash flows from financing activities:
Proceeds from building financing arrangement	83,400	—
Building financing arrangement costs	(3,160)	—
Principal payments on 2013 Term Loan Facility	(2,437)	—
Cash dividends paid	(7,666)	(101)
Proceeds from stock option exercises	47	403
Tax benefit from restricted stock vesting	1,692	—

Net cash provided by financing activities	71,876	302
Effect of exchange rate changes on cash	(229)	43

Net increase in cash and cash equivalents	44,353	30,203
Cash and cash equivalents beginning of period	73,598	37,758

Cash and cash equivalents end of period	$117,951	$67,961

Summary of the change in certain operating assets and liabilities:
(Increase) decrease in accounts receivable	$(44)	$3,130
(Increase) decrease in inventory	(90)	20
Increase in prepaid expenses and other current assets	(1,496)	(1,611)
Decrease in accounts payable, accrued expenses and accrued interest	(4,612)	(4,177)
Change in prepaid corporate income taxes and corporate income taxes payable	(6,166)	29
Increase (decrease) in deferred revenue	2,236	(2,724)

Net change in certain working capital components	$(10,172)	$(5,333)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Three Months Ended September 30, 2014 and 2013

(All figures in thousands)

(Unaudited)

	Three Months Ended September 30,
	2014	2013
Net cash (used in) provided by operating activities	$(22,329)	$5,934
Interest expense, net of interest income	4,519	5,523
Provision for corporate income taxes	(660)	1,250
Changes in operating assets and liabilities	13,326	10,031
Insurance recovery related to damaged property	—	694
Impairment of fixed assets	—	(439)
Amortization of debt discount	(329)	(239)
Amortization of debt issuance costs	141	(273)
Share-based compensation expense	(431)	(469)
Landlord contributions to tenant improvements	(652)	(150)
Non-cash rental expense, net of non-cash rental income	3,672	1,479
(Increase) decrease in insurance reserve	(515)	378
Increase (decrease) in deferred tax asset	17,974	(1,309)
Decrease in membership costs	(281)	(492)
Other	195	(5)

EBITDA	14,630	21,913
Net occupancy gain related to club closure	(1,612)	—
Legal and other expenses related to club closures	97	—
Legal judgment	214	—
Rental income from former tenant	(104)	—
Rent related to building financing arrangement	(42)	—
Insurance recovery related to damaged property	—	(694)
Impairment of fixed assets	—	439

Adjusted EBITDA	$13,183	$21,658

Note:	EBITDA consists of net income plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding certain items, such as any fixed asset or goodwill impairments, insurance recoveries, amounts related to club closure, rental income from former tenant, and rent related to building financing arrangement. For the three months ended September 30, 2014, we recorded a net occupancy gain of $1.6 million related to club closures, $97,000 of legal and other expenses related to club closures, $214,000 in damages resulting from a legal judgment, $104,000 of rental income from former tenant and $42,000 of rent related to building financing arrangement. For the three months ended September 30, 2013, we recorded $694,000 of insurance recoveries related to damaged property and incurred an impairment loss of $439,000 on fixed assets at one underperforming club.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Estimated and Actual Net Cash Provided by Operating Activities to EBITDA

For the Quarter Ending December 31, 2014 and the Quarter Ended December 31, 2013

(All figures in thousands)

(Unaudited)

	Estimated Q4 2014	Q4 2013
Net cash provided by operating activities	$5,000	$17,127
Interest expense, net of interest income	5,400	6,309
Non-cash interest expense	(1,000)	(614)
Benefit for corporate income taxes	(3,600)	(400)
Changes in operating assets and liabilities	2,200	(6,231)
Impairment of fixed assets	—	(147)
Loss on extinguishment of debt	—	(750)
Share-based compensation expense	(425)	(612)
Landlord contribution to tenant improvements	(1,700)	(538)
Non-cash rental expense, net of non-cash rental income	1,200	1,407
Decrease in insurance reserves	—	(107)
Decrease in deferred tax asset	2,300	2,027
Decrease in deferred member costs	150	(469)
Other	(46)	203

EBITDA	9,479	17,205
Rental income from former tenant	(492)	—
Rent related to building financing arrangement costs	(187)	—
Deferred rental income	—	(424)
Impairment of fixed assets	—	147
Payroll bonus payment in connection with dividend	—	126
Expenses related to sale of East 86th Street	—	223
Severance	—	388
Loss on extinguishment of debt	—	750

Adjusted EBITDA	$8,800	$18,415

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA, as shown in the periods above, is the Company’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, rental income from former tenant, rent related to building financing arrangement costs and loss on extinguishment of debt. The EBITDA and Adjusted EBITDA calculations above do not reflect the possible charges of future club closures. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $11.6 million in the quarter ended September 30, 2014. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2013 Senior Credit Facility, as amended.

•	Our discussions with prospective lenders and investors in recent years, including in relation to our 2013 Senior Credit Facility have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•	The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.